Exhibit 99.(d)(vi)

October 28, 2008

Feltl and Company

225 South Sixth Street

Suite 4200

Minneapolis, MN  55402

Re:          Prourocare Medical, Inc. (the “Company”)

Ladies and Gentlemen:

The undersigned, an owner of record or beneficially, or a pledgee, of common stock, $0.00001 par value per share, of the Company (“Common Stock”) or securities convertible into or exchangeable or exercisable for Common Stock, understands and acknowledges that the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-153605 (the “Registration Statement”) for the offer and sale of Units consisting of one share of Common Stock and one redeemable Common Stock warrant (the “Units”) to the public (the “Public Offering”), including Units subject to the over-allotment option described in the Registration Statement (collectively, the “Units”).  The undersigned recognizes that the Public Offering will be of benefit to the undersigned and will benefit the Company by, among other things, raising additional capital for its operations.  The undersigned further understands that the Company, as issuer, and Feltl and Company, Inc. as the underwriter (the “Underwriter”) to be named in that certain proposed underwriting agreement expected to be entered into in connection with the Public Offering of the Units (the “Underwriting Agreement”) will be relying upon the representations and agreements of the undersigned contained in this letter agreement (this “Agreement”) in carrying out the Public Offering and in entering into the Underwriting Agreement.

In order to induce the Underwriter to proceed with the Public Offering, the undersigned agrees, for the benefit of the Company and the Underwriter, that should such Public Offering be effectuated, the undersigned will not (and will cause any spouse, domestic partner or minor child or immediate family member of the spouse, domestic partner or the undersigned living in the undersigned’s household not to), without the prior written consent of the Underwriter (which consent may be withheld in the Underwriter’s sole discretion), during the 365 day period commencing on the effective date of the Registration Statement (the “Lock-Up Period”), directly or indirectly:

(i)                                     sell, offer to sell, contract to sell, pledge, hypothecate, grant any option to purchase, transfer or otherwise dispose of, grant any rights with respect to, or file (or participate in the filing of) a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the

Commission promulgated thereunder with respect to, or be the subject of any hedging, short sale, derivative or other transaction that is designed to, or reasonably expected to lead to, or result in, the effective economic disposition of, any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock now owned or hereafter acquired (except for Units purchased in the Public Offering or securities purchased thereafter in the public market) by the undersigned or with respect to which the undersigned (or the undersigned’s spouse, domestic partner or minor child or immediate family member of the spouse, domestic partner or the undersigned living in the undersigned’s household) has or hereafter acquires record or beneficial ownership over;

(ii)           enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise;

(iii)          otherwise effect any disposition of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or

(iv)                              publicly announce an intention to do any of the foregoing.

Notwithstanding the above, if (a) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the Lock-Up Period and ends on the last day of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (b) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Agreement shall continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs.

The undersigned hereby agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by the undersigned except in compliance with this Agreement.

This Agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.

/s/Robert Rudelius
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Robert Rudelius
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